Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $10.1 Million, or $1.76 Per Diluted Share, in Third Quarter 2022

ANCHORAGE, Alaska - October 26, 2022 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $10.1 million, or $1.76 per diluted share, in the third quarter of 2022, compared to $4.8 million, or $0.83 per diluted share, in the second quarter of 2022, and $8.9 million, or $1.42 per diluted share, in the third quarter a year ago. The increase in third quarter 2022 profitability as compared to the prior periods was primarily due to an increase in net interest income.

Dividends per share increased to $0.50 in the third quarter of 2022 compared to $0.41 in the second quarter of 2022 and increased from $0.38 per share in the third quarter of 2021.

“We have continued to increase our core loans and expand our deposit market share throughout the state which has helped us generate increased earnings,” said Joe Schierhorn, President and Chief Executive Officer Northrim BanCorp, Inc. “The rising interest rate environment has also benefited loan yields and our cash and securities portfolios.”

Third Quarter 2022 Highlights:

•Net interest income in the third quarter of 2022 increased 18% to $26.3 million compared to $22.2 million in the second quarter of 2022 and increased 29% compared to $20.4 million in the third quarter of 2021.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.27% for the second quarter of 2022, a 57-basis point increase from the second quarter of 2022 and a 80-basis point increase compared to the third quarter of 2021 due primarily to the increased yields on loans, investments, and cash.
•The weighted average interest rate for new loans booked in the third quarter of 2022 was 5.76% compared to 4.66% in the second quarter of 2022 and 4.04% in the third quarter a year ago.
•Long-term investments of $67 million in the third quarter of 2022 were purchased with a weighted average yield of 4.01% compared to 3.22% in the second quarter of 2022 and 0.98% in the third quarter a year ago.
•Return on average assets (“ROAA”) was 1.52% and return on average equity ("ROAE") was 18.18% for the third quarter of 2022.
•Portfolio loans were $1.41 billion at September 30, 2022, up slightly from the preceding quarter due to growth in core loans (excluding Paycheck Protection Program (“PPP”) loans) and down 3% from a year ago, primarily as a result of PPP forgiveness. At September 30, 2022, a total of 75% of portfolio loans are adjustable rate and are subject to rate increases as the prime rate and other indices increase; including 25% of portfolio loans that are subject to rate increases in the fourth quarter of 2022. As of September 30, 2022, 33% of total earning assets are subject to rate increases in the fourth quarter of 2022 when prime or other indices increase.
•Total deposits were $2.44 billion at September 30, 2022, up 4% from the preceding quarter, and up 6% from $2.30 billion a year ago. Demand deposits decreased slightly year-over-year to $861.4 million at September 30, 2022 and currently represent 35% of total deposits.

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•The average cost of interest-bearing deposits was 0.28% at September 30, 2022, up from 0.16% at June 30, 2022 and 0.19% at September 30, 2021.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total assets	$2,717,514	$2,611,154	$2,626,160	$2,724,719	$2,609,946
Total portfolio loans	$1,407,266	$1,405,709	$1,377,387	$1,413,886	$1,450,657
Total portfolio loans (excluding PPP loans)	$1,395,932	$1,373,837	$1,313,114	$1,295,657	$1,247,297
Total deposits	$2,439,335	$2,335,390	$2,343,066	$2,421,631	$2,296,541
Total shareholders’ equity	$210,699	$215,289	$225,832	$237,817	$242,474
Net income	$10,125	$4,795	$7,226	$8,114	$8,877
Diluted earnings per share	$1.76	$0.83	$1.20	$1.31	$1.42
Return on average assets	1.52%	0.74%	1.12%	1.23%	1.40%
Return on average shareholders’ equity	18.18%	8.58%	12.36%	13.14%	14.47%
NIM	4.22%	3.67%	3.18%	3.52%	3.45%
NIMTE*	4.27%	3.70%	3.20%	3.54%	3.47%
Efficiency ratio	63.69%	77.39%	70.02%	73.48%	68.07%
Total shareholders’ equity/total assets	7.75%	8.24%	8.60%	8.73%	9.29%
Tangible common equity/tangible assets*	7.21%	7.68%	8.04%	8.19%	8.73%
Book value per share	$37.09	$37.90	$38.39	$39.54	$39.25
Tangible book value per share*	$34.27	$35.08	$35.67	$36.88	$36.66
Dividends per share	$0.50	$0.41	$0.41	$0.38	$0.38
Common stock outstanding	5,681,089	5,681,089	5,881,708	6,014,813	6,177,300

* References to NIMTE, tangible book value per share, and tangible common equity to tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

3rd Quarter Update:

•Growth and Paycheck Protection Program:
◦In 2020 and 2021, Northrim funded a total of nearly 5,800 PPP loans totaling approximately $612.6 million to both existing and new customers. Management estimates that Northrim funded approximately 24% of the number and 32% of the value of all Alaska PPP second round loans.

◦As of September 30, 2022, PPP has resulted in 2,344 new customers totaling $76.0 million in core loans (excluding PPP), and $141.9 million in new deposit balances.

•Customer Accommodations: The Company implemented assistance to help its customers experiencing financial challenges as a result of COVID-19 in addition to participation in PPP lending. The total outstanding principal balance of loan modifications due to the impacts of COVID-19 as of September 30, 2022 was $8.4 million, down from $23.6 million as of June 30, 2022 and $57.4 million as of September 30, 2021. The $8.4 million of COVID-19 loan accommodations as of September 30, 2022 are scheduled to return to normal principal and interest payments in the fourth quarter of 2022.

•Provision for Credit Losses: Northrim booked a benefit to the provision for credit losses of $353,000 for the quarter ended September 30, 2022. This compares to a provision for credit losses of $463,000 during the previous quarter and a $1.1 million benefit for credit losses in the third quarter a year ago. The provision for the current quarter was recorded using a discounted cash flow model under the Current Expected Credit Loss (“CECL”) methodology and reflects expected lifetime credit losses on loans and off-balance sheet unfunded loan commitments.

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•Credit Quality: Nonaccrual loans, net of government guarantees decreased to $6.5 million at September 30, 2022, compared to $7.3 million in the previous quarter, and $11.5 million at September 30, 2021. Net adversely classified loans decreased to $7.6 million at September 30, 2022, compared to $8.8 million in the second quarter of 2022 and $17.4 million in the third quarter a year ago. Net loan recoveries were $1.3 million in the third quarter of 2022, compared to net loan charge-offs of $46,000 in the second quarter of 2022 and net loan recoveries of $39,000 in the third quarter of 2021.

•Capital Management: At September 30, 2022, the Company’s tangible common equity to tangible assets* ratio was 7.21% and the capital of Northrim Bank (the “Bank”) was well in excess of all regulatory requirements.

Alaska Economic Update
(Note: sources for information included in this section are included on page 11.)

The Alaska economy is experiencing many of the same issues seen throughout the rest of the United States. Mark Edwards, EVP Chief Credit Officer and Bank Economist summarizes, “jobs are recovering from pandemic lows, inflation is impacting business activity, and incomes are rising, but not at the same pace as inflation. The housing market was red hot last year, and home prices are still high, but the number of units sold is starting to decline as interest rates rise rapidly. Alaska is enjoying an improvement in tourism activity and oil prices remain very healthy, near or above $100 a barrel for most of the year.”

The Alaska Department of Labor (“DOL”) has released data through August of 2022. The DOL reports total payroll jobs in Alaska increased 3.1% or 10,200 jobs compared to August of 2021. The Leisure and Hospitality sector showed the fastest year over year increase of 10.3%. The Oil and Gas sector has benefited from high energy prices and new exploration activity, resulting in an increase of 400 jobs since August of 2021, a 5.9% increase. Other sectors showing improvement over the last 12 months include Trade, Warehousing, and Utilities (+6.2%), Other Services (+3.7%); Construction (+3.2%); Professional and Business Services (+2.9%); Retail (+2.3%); and Financial Activities (+1.8%). The only private sector to decline year over year was Information (-2.1%), a loss of 100 jobs. The Government sector was up by 1.2%, an increase of 900 jobs through August 2022 year over year.

Alaska’s Gross State Product (“GSP”) in the second quarter of 2022, was estimated to be $64.3 billion in nominal value and $49 billion in inflation adjusted “real” value, according to the Federal Bureau of Economic Analysis (“BEA”). Real GSP decreased in 40 of the 50 U.S. states, including Alaska, in the second quarter of 2022. Alaska’s decrease was 0.9% compared to a U.S. average decrease of 0.6%. The BEA also calculated Alaska’s annualized and seasonally adjusted personal income at $49.3 billion in the second quarter of 2022, an improvement of 5.2% over the prior quarter. The national average was an increase of 5.8% for the same period according to the BEA.

The price of Alaska North Slope (“ANS”) crude oil began 2022 with a monthly average of $86.50 a barrel in January and surpassed $100 in March after the war in Ukraine began. Prices remained above $100 through August after reaching a monthly average high of $120.17 in June. ANS averaged $92.42 in September and the most recent daily price available at the time of this writing was $97.97 on October 7, 2022.

According to the Mortgage Bankers Association, Alaska’s home mortgage delinquency rate in the second quarter of 2022 was 3.58% compared to the national average rate of 3.77%. The Mortgage Bankers Association survey reported that the mortgage foreclosure inventory in Alaska in the second quarter of 2022 was 0.64% and the national average was 0.59%.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 6.9% in 2021 to $424,148. In the first nine months of 2022, prices climbed another 7.5% to $456,125. Average sales prices in the Matanuska Susitna Borough rose 15.6% in 2021 and another 10% in the first nine

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months of 2022 to $382,721. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

The number of housing units sold in Anchorage was up significantly in 2021 by 11.2%, as reported by the Alaska Multiple Listing Services. Starting in March of 2022, the number of homes sold has been lower each month compared to the same month of the prior year. The number of units sold in Anchorage is 14.4% lower this year when comparing January to September of 2021 to 2022. The Matanuska Susitna Borough also had strong sales activity in 2021, up 11.7%. In the first nine months of 2022, the number of units sold in the Matanuska Susitna Borough was 3.4% lower than the same period in 2021.

The Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the third quarter of 2022, Northrim generated a ROAA of 1.52% and a ROAE of 18.18%, compared to 0.74% and 8.58%, respectively, in the second quarter of 2022 and 1.40% and 14.47%, respectively, in the third quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income increased 18% to $26.3 million in the third quarter of 2022 compared to $22.2 million in the second quarter of 2022 and increased 29% compared to $20.4 million in the third quarter of 2021. Interest income continues to benefit from the amortization of PPP loan fees and the full recognition of the deferred PPP loan fees upon forgiveness by the U.S. Small Business Administration (“SBA”). During the third quarter of 2022, Northrim received $21.1 million in loan forgiveness through the SBA, compared to $33.7 million in loan forgiveness during the prior quarter, resulting in total net PPP fee income of $686,000 and $1.3 million, respectively. As of September 30, 2022, there was $390,000 of net deferred PPP fee income remaining.

NIMTE* was 4.27% in the third quarter of 2022 compared to 3.70% in the preceding quarter and 3.47% in the third quarter a year ago. NIMTE* increased 57 basis points in the third quarter of 2022 compared to the prior quarter and 80 basis points compared to the third quarter of 2021 primarily due to higher yields on portfolio loans, investments, and interest bearing deposits in other banks. The weighted average interest rate for new loans booked in the third quarter of 2022 was 5.76% compared to 4.66% in the second quarter of 2022 and 4.04% in the third quarter a year ago. Additionally, the Company purchased long-term investments in the third quarter of 2022 with a weighted average yield of 4.01% compared to 3.22% in the second quarter of 2022 and 0.98% in the third quarter a year ago. Also notable during the third quarter of 2022 was the impact of the recovery of nonaccrual interest income which increased NIMTE* by 19 basis points. Additionally, the impact of SBA PPP loan fees and interest on net interest income, increased our NIMTE* by 10 basis points during the third quarter of this year compared to what our NIMTE* would have been if we had not made any SBA PPP loans. “We expect our net interest margin to continue to improve with expected increases in interest rates during the fourth quarter of 2022, as nearly 75% of our loan portfolio has adjusting rates and our large cash position will reprice immediately upon any rate increases,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of June 30, 20221.

1As of June 30, 2022, the S&P U.S. Small Cap Bank Index tracked 277 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 3.07%.

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Provision for Credit Losses

Northrim recorded a benefit to the provision for credit losses of $353,000 in the third quarter of 2022, which includes a $550,000 provision for credit losses on unfunded commitments and a benefit to the provision for credit losses on loans of $903,000. This compares to a provision for credit losses of $463,000 in the second quarter of 2022, and a benefit to the provision for credit losses of $1.1 million in the third quarter a year ago. The $903,000 benefit to the provision for credit losses on loans in the third quarter of 2022 is largely attributable to the receipt of $1.4 million net loan recoveries in the third quarter which were only partially offset by an increase in expected loss rates resulting from an increase in risks associated with the economy, as well as an increase in unfunded commitments. Unfunded commitments to extend credit increased to $424.5 million at September 30, 2022 from $385.1 million at June 30, 2022. The allowance for credit losses on loans was 0.93% as a percentage of loans, net of guarantees as of September 30, 2022 compared to 0.90% as of June 30, 2022 and 1.16% a year ago.

Nonperforming loans, net of government guarantees, decreased during the quarter to $6.5 million at September 30, 2022, compared to $7.3 million at June 30, 2022, and decreased compared to $11.5 million at September 30, 2021.

The allowance for credit losses was 185% of nonperforming loans, net of government guarantees, at the end of the third quarter of 2022, compared to 158% three months earlier and 120% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $8.7 million, or 25% of total third quarter 2022 revenues, as compared to $7.8 million, or 26% of revenues in the second quarter of 2022, and $12.7 million, or 38% of revenues in the third quarter of 2021. The increase in other operating income in the third quarter of 2022 as compared to the preceding quarter is primarily the result of an increase in the value of marketable equity securities. The decrease in other operating income in the third quarter of 2022 as compared to the third quarter a year ago was due primarily to a lower volume of mortgage activity.

Other Operating Expenses

Operating expenses were $22.3 million in the third quarter of 2022, compared to $23.2 million in the second quarter of 2022, and $22.5 million in the third quarter of 2021. The decrease in other operating expenses in the third quarter of 2022 compared to the second quarter of 2022 is primarily due to decreased salaries and other personnel expense that includes lower mortgage commission expense due to lower mortgage volume, as well as decreased marketing expense due to the timing of payments for charitable contributions.

Income Tax Provision

In the third quarter of 2022, Northrim recorded $2.9 million in state and federal income tax expense for an effective tax rate of 22.4%, compared to $1.5 million, or 24.1% in the second quarter of 2022 and $2.8 million, or 23.9% in the third quarter a year ago. The decrease in the tax rate in the third quarter of 2022 as compared to the second quarter of 2022 is primarily the result of an increase in tax credits and tax exempt interest income as a percentage of pre-tax income.

Community Banking

Net interest income in the Community Banking segment totaled $25.7 million in the third quarter of 2022, compared to $21.6 million in the second quarter of 2022 and $19.7 million in the third quarter of 2021. Net interest

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income benefited from $735,000 of PPP income in the third quarter of 2022, and $1.5 million of PPP income in the second quarter of 2022. As of September 30, 2022, there was $390,000 of unearned loan fees net of costs related to round one and round two PPP loans.

In the recent deposit market share data from the FDIC for the period from June 30, 2021, to June 30, 2022, Northrim’s deposit market share in Alaska increased to $2.4 billion, or 13.95% of total Alaska deposits as of June 30, 2022 from $2.2 billion, or 13.00% of total Alaska deposits as of June 30, 2021. Northrim’s deposits grew 9% during this period while total deposits in Alaska were up 1% during the same period.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Net interest income	$25,668	$21,603	$18,909	$21,150	$19,728
(Benefit) provision for credit losses	(353)	463	(150)	(1,078)	(1,106)
Other operating income	2,938	1,907	3,841	2,308	2,765
Other operating expense	15,977	16,415	14,831	15,583	14,849
Income before provision for income taxes	12,982	6,632	8,069	8,953	8,750
Provision for income taxes	2,911	1,605	1,641	1,211	1,955
Net income	$10,071	$5,027	$6,428	$7,742	$6,795
Weighted average shares outstanding, diluted	5,740,494	5,805,870	5,977,351	6,177,766	6,265,602
Diluted earnings per share	$1.75	$0.87	$1.07	$1.25	$1.08

	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2022	September 30, 2021
Net interest income	$66,180	$56,930
Benefit for credit losses	(40)	(3,021)
Other operating income	8,686	7,811
Other operating expense	47,223	43,064
Income before provision for income taxes	27,683	24,698
Provision for income taxes	6,157	5,257
Net income	$21,526	$19,441
Weighted average shares outstanding, diluted	5,848,625	6,274,634
Diluted earnings per share	$3.68	$3.10

Home Mortgage Lending

During the third quarter of 2022, mortgage loan volume decreased to $168.8 million, of which 93% was for home purchases, compared to $191.0 million and 90% of loans funded for home purchases in the second quarter of 2022, and decreased as compared to $283.2 million, of which 77% was for home purchases in the third quarter of 2021. The rising interest rate environment has caused the housing market to slow down and also resulted in fewer refinances compared to the prior year and decreased the yields on mortgage loans sold in the third quarter of 2022 as compared to the prior quarter and the third quarter a year ago.

The net change in fair value of mortgage servicing rights increased mortgage banking income by $145,000 during the third quarter of 2022, primarily due to a reduction in estimated prepayment speeds, which was only partially offset by an increase in the discount rate used to value the mortgage servicing rights, which was generally caused by the increase in mortgage rates, compared to a decrease of $250,000 for the second quarter of 2022 and a decrease of $1.5 million for the third quarter of 2021.

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As of September 30, 2022, Northrim serviced 3,347 loans in its $859.3 million home-mortgage-servicing portfolio, a 5% increase compared to the $818.3 million serviced for the second quarter of 2022, and a 15% increase from the $750.3 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled 1.1% at September 30, 2022, compared to 2.8% at September 30, 2021. Mortgage servicing revenue contributed $2.1 million to revenues in the third quarter of 2022, compared to $1.9 million in the second quarter of 2022, and $2.4 million in the third quarter of 2021.

The Company’s wholly owned subsidiary, Residential Mortgage, LLC (“RML”), announced its expansion into Arizona and Colorado. “This is a wonderful opportunity to bring RML’s mission to find the mortgage that best fits our clients’ needs to new states,” said Mike Baldwin, RML President.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Mortgage commitments	$74,731	$116,167	$130,208	$81,617	$169,436
Mortgage loans funded for sale	$168,786	$191,023	$143,575	$247,249	$283,165
Mortgage loan refinances to total fundings	7%	10%	24%	30%	23%
Mortgage loans serviced for others	$859,288	$818,266	$789,382	$772,764	$750,327

Net realized gains on mortgage loans sold	$3,736	$4,649	$3,921	$7,214	$7,957
Change in fair value of mortgage loan commitments, net	(395)	(603)	409	(1,687)	533
Total production revenue	3,341	4,046	4,330	5,527	8,490
Mortgage servicing revenue	2,121	1,932	1,771	1,975	2,449
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	555	(225)	1,192	(89)	(928)
Other[2]	(410)	(25)	(481)	(460)	(530)
Total mortgage servicing revenue, net	2,266	1,682	2,482	1,426	991
Other mortgage banking revenue	127	172	170	316	412
Total mortgage banking income	$5,734	$5,900	$6,982	$7,269	$9,893

Net interest income	$643	$609	$395	$560	$704
Mortgage banking income	5,734	5,900	6,982	7,269	9,893
Other operating expense	6,309	6,823	6,270	7,416	7,685
(Loss) income before provision for income taxes	68	(314)	1,107	413	2,912
(Benefit) provision for income taxes	14	(82)	309	41	830
Net (loss) income	$54	($232)	$798	$372	$2,082

Weighted average shares outstanding, diluted	5,740,494	5,805,870	5,977,351	6,177,766	6,265,602
Diluted earnings per share	$0.01	($0.04)	$0.13	$0.06	$0.34
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2022	September 30, 2021
Mortgage loans funded for sale	$503,384	$870,442
Mortgage loan refinances to total fundings	13%	39%

Net realized gains on mortgage loans sold	$12,306	$29,222
Change in fair value of mortgage loan commitments, net	(589)	204
Total production revenue	11,717	29,426
Mortgage servicing revenue	5,824	7,053
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	1,522	(1,092)
Other[2]	(916)	(1,942)
Total mortgage servicing revenue, net	6,430	4,019
Other mortgage banking revenue	469	1,430
Total mortgage banking income	$18,616	$34,875

Net interest income	$1,647	$2,187
Mortgage banking income	18,616	34,875
Other operating expense	19,402	23,133
Income before provision for income taxes	861	13,929
Provision for income taxes	241	3,967
Net income	$620	$9,962

Weighted average shares outstanding, diluted	5,848,625	6,274,634
Diluted earnings per share	$0.11	$1.59
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $2.72 billion at September 30, 2022, up 4% from the preceding quarter and up 4% from a year ago. Northrim’s loan-to-deposit ratio was 58% at September 30, 2022, down slightly from 60% at June 30, 2022, and 63% at September 30, 2021.

Liquidity levels remain high with interest bearing deposits in other banks at $386.6 million, representing 15% of interest-earning assets as of September 30, 2022, compared to 19% at September 30, 2021.

Average interest-earning assets were $2.47 billion in the third quarter of 2022, up 2% from $2.43 billion in the second quarter of 2022 and up 5% from $2.35 billion in the third quarter a year ago. The average yield on interest-earning assets was 4.47% in the third quarter of 2022, up from 3.83% in the preceding quarter and 3.62% in the third quarter a year ago.

Average investment securities increased to $678.6 million in the third quarter of 2022, compared to $589.6 million in the second quarter of 2022 and $389.6 million in the third quarter a year ago. The average net tax equivalent yield on the securities portfolio was 1.98% for the third quarter of 2022, up from 1.59% in the preceding quarter and up from 1.20% in the year ago quarter. The average estimated duration of the investment portfolio at September 30, 2022, was approximately three and a half years down from approximately four and a half years a year ago. Unrealized losses, net of tax, on available for sale securities increased by $12.5 million in the third quarter of 2022 resulting in a total unrealized loss of $32.4 million due to rising interest rates.

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“Core loans, excluding PPP loans, increased $22.1 million during the third quarter of 2022 as compared to the second quarter of 2022, as new customer relationships continued to expand and grow,” said Mike Huston, Northrim Bank President and Chief Lending Officer. At September 30, 2022, commercial loans represented 41% of total loans, PPP loans represented 1% of total loans, commercial real estate owner occupied loans comprised 16% of total loans, commercial real estate non-owner occupied loans comprised 30% of total loans, and construction loans made up 8% of total loans. Portfolio loans were $1.41 billion at September 30, 2022, up slightly from the preceding quarter and down 3% from a year ago. Core loans, excluding the impact from PPP, were $1.40 billion at September 30, 2022 up 2% from the preceding quarter and up 12% from a year ago. Average portfolio loans in the third quarter of 2022 were $1.41 billion, which was up 1% from the preceding quarter and down 4% from a year ago. Yields on average portfolio loans in the third quarter of 2022 increased to 6.05% from 5.52% in the second quarter of 2022 and increased from 5.19% in the third quarter of 2021. The increase in the yield on portfolio loans in the third quarter of 2022 compared to the second quarter of 2022 and the third quarter a year ago is primarily due to loan repricing due to the increases in interest rates and new loans booked at higher rates due to changes in the interest rate environment.

As of September 30, 2022, Northrim customers had received forgiveness through the SBA on 5,771 PPP loans totaling $603.1 million, of which 364 PPP loans totaling $21.1 million were forgiven in the third quarter of 2022, 417 PPP loans totaling $33.7 million were forgiven in the second quarter of 2022, 537 PPP loans totaling $56.9 million were forgiven in the first quarter of 2022, and 4,451 PPP loans totaling $491.4 million were forgiven in 2021. Of the PPP loans forgiven in the third quarter of 2022, 286 loans totaling $20.9 million related to PPP round two. As of September 30, 2022, nearly 100% of the number of PPP round one loans funded and 98% of the number of PPP round two loans funded have been forgiven.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Total deposits were $2.44 billion at September 30, 2022, up 4% from $2.34 billion at June 30, 2022, and up 6% from $2.30 billion a year ago. At September 30, 2022, 68% of total deposits were held in business accounts and 32% of deposit balances were held in consumer accounts. Demand deposits increased by 4% from the prior quarter and decreased 1% year-over-year to $861.4 million at September 30, 2022. Average interest-bearing deposits were up slightly to $1.52 billion with an average cost of 0.28% in the third quarter of 2022, compared to $1.51 billion and an average cost of 0.16% in the second quarter of 2022, and up 10% compared to $1.38 billion and an average cost of 0.19% in the third quarter of 2021.

Shareholders’ equity was $210.7 million, or $37.09 book value per share, at September 30, 2022, compared to $215.3 million, or $37.90 book value per share, at June 30, 2022 and $242.5 million, or $39.25 book value per share, a year ago. Tangible book value per share* was $34.27 at September 30, 2022, compared to $35.08 at June 30, 2022, and $36.66 per share a year ago. The decrease in shareholders’ equity in the third quarter of 2022 as compared to the second quarter of 2022 was largely the result of the decrease in the fair value of the available for sale securities portfolio, which decreased $12.5 million, net of tax, as well as dividends paid of $2.8 million, which was only partially offset by earnings of $10.1 million. Tangible common equity to tangible assets* was 7.21% as of September 30, 2022. Excluding the impact of the fair value of the available for sales securities portfolio, tangible common equity to tangible common assets* was 8.41% as of September 30, 2022. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 12.98% at September 30, 2022, compared to 12.74% at June 30, 2022, and 14.17% at September 30, 2021.

Asset Quality

Nonperforming assets (“NPAs”) net of government guarantees were $10.8 million at September 30, 2022, down from $11.7 million at June 30, 2022 and from $16.1 million a year ago. Of the NPAs at September 30, 2022, $4.9 million, or 46% are nonaccrual loans related to four commercial relationships.

Net adversely classified loans were $7.6 million at September 30, 2022, as compared to $8.8 million at June 30, 2022, and $17.4 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan recoveries were $1.3 million in the third quarter of 2022,

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
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compared to net loan charge-offs of $46,000 in the second quarter of 2022, and net loan recoveries of $39,000 in the third quarter of 2021.

Performing restructured loans that were not included in nonaccrual loans at September 30, 2022, net of government guarantees were $574,000, down from $588,000 three months earlier and down from $796,000 a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans, unless it is the result of the COVID-19 global pandemic. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Excluding SBA PPP loans, Northrim had $119.8 million, or 9% of total portfolio loans, in the Healthcare sector; $93.3 million, or 7% of portfolio loans, in the Tourism sector; $78.2 million, or 6% in the Fishing sector; $64.6 million, or 5% in the Accommodations sector; $60.4 million, or 4% in Retail loans; $50.8 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector; and $48.6 million, or 3% in the Restaurants and Breweries sector as of September 30, 2022.

Northrim estimates that $59.6 million, or approximately 4% of portfolio loans excluding SBA PPP loans, had direct exposure to the oil and gas industry in Alaska, as of September 30, 2022, and $3.1 million of these loans are adversely classified. As of September 30, 2022, Northrim has an additional $81.4 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 17 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and loan production offices in Kodiak and Nome, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company’s credit quality, business, operations and employees; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, capital markets, and the response to and management of the COVID-19 pandemic, including the effectiveness of previously-enacted fiscal stimulus from the federal government and a potential infrastructure bill; the timing of PPP loan forgiveness; the impact of rising interest rates, inflationary pressure, supply-chain constraints, trade policies and tensions, including tariffs, and potential geopolitical instability, including the war in Ukraine; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.sba.gov/document/report-paycheck-protection-program-weekly-reports-2021

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Interest Income:
Interest and fees on loans	$22,130	$19,807	$19,900	$60,205	$58,287
Interest on portfolio investments	3,530	2,419	1,233	7,497	3,596
Interest on deposits in banks	1,899	766	149	2,907	248
Total interest income	27,559	22,992	21,282	70,609	62,131
Interest Expense:
Interest expense on deposits	1,064	599	667	2,238	2,495
Interest expense on borrowings	184	181	183	544	519
Total interest expense	1,248	780	850	2,782	3,014
Net interest income	26,311	22,212	20,432	67,827	59,117

Provision (benefit) for credit losses	(353)	463	(1,106)	(40)	(3,021)
Net interest income after provision (benefit) for credit losses	26,664	21,749	21,538	67,867	62,138

Other Operating Income:
Mortgage banking income	5,734	5,900	9,893	18,616	34,875
Bankcard fees	992	927	878	2,723	2,497
Purchased receivable income	561	566	530	1,529	1,637
Service charges on deposit accounts	432	402	345	1,208	943
Unrealized gain (loss) on marketable equity securities	33	(810)	(67)	(1,199)	27
Keyman insurance proceeds	—	—	—	2,002	—
Gain on sale of securities	—	—	36	—	67
Other income	920	822	1,043	2,423	2,640
Total other operating income	8,672	7,807	12,658	27,302	42,686

Other Operating Expense:
Salaries and other personnel expense	14,510	15,401	15,756	44,017	45,401
Data processing expense	2,315	2,311	2,198	6,618	6,439
Occupancy expense	1,710	1,748	1,707	5,184	5,236
Professional and outside services	894	708	703	2,324	1,969
Insurance expense	545	516	322	1,627	965
Marketing expense	524	814	533	1,763	1,609
OREO expense, net rental income and gains on sale	109	19	(378)	116	(367)
Intangible asset amortization expense	7	6	9	19	27
Other operating expense	1,672	1,715	1,684	4,957	4,918
Total other operating expense	22,286	23,238	22,534	66,625	66,197

Income before provision for income taxes	13,050	6,318	11,662	28,544	38,627
Provision for income taxes	2,925	1,523	2,785	6,398	9,224
Net income	$10,125	$4,795	$8,877	$22,146	$29,403

Basic EPS	$1.77	$0.83	$1.43	$3.82	$4.73
Diluted EPS	$1.76	$0.83	$1.42	$3.79	$4.69
Weighted average shares outstanding, basic	5,681,089	5,750,873	6,196,260	5,790,000	6,207,681
Weighted average shares outstanding, diluted	5,740,494	5,805,870	6,265,602	5,848,625	6,274,634

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
October 26, 2022
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Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2022	2022	2021

Assets:
Cash and due from banks	$20,334	$24,035	$34,216
Interest bearing deposits in other banks	386,587	312,888	458,063
Investment securities available for sale, at fair value	651,921	612,027	379,122
Investment securities held to maturity	36,750	29,750	20,000
Marketable equity securities, at fair value	11,149	9,122	8,551
Investment in Federal Home Loan Bank stock	3,820	3,824	3,110
Loans held for sale	49,356	63,080	106,224

Portfolio loans	1,407,266	1,405,709	1,450,657
Allowance for credit losses, loans	(11,982)	(11,537)	(13,816)
Net portfolio loans	1,395,284	1,394,172	1,436,841
Purchased receivables, net	4,785	15,277	20,118
Mortgage servicing rights, at fair value	17,709	16,301	13,080
Other real estate owned, net	5,638	5,638	5,912
Premises and equipment, net	36,931	37,106	37,610
Lease right of use asset	10,434	9,875	11,371
Goodwill and intangible assets	15,990	15,997	16,019
Other assets	70,826	62,062	59,709
Total assets	$2,717,514	$2,611,154	$2,609,946

Liabilities:
Demand deposits	$861,378	$830,156	$868,810
Interest-bearing demand	757,422	666,283	644,035
Savings deposits	344,975	349,208	330,465
Money market deposits	309,690	319,843	278,529
Time deposits	165,870	169,900	174,702
Total deposits	2,439,335	2,335,390	2,296,541
Other borrowings	14,199	14,302	14,605
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	10,430	9,846	11,334
Other liabilities	32,541	26,017	34,682
Total liabilities	2,506,815	2,395,865	2,367,472

Shareholders’ Equity:
Total shareholders’ equity	210,699	215,289	242,474
Total liabilities and shareholders’ equity	$2,717,514	$2,611,154	$2,609,946

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
October 26, 2022
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021		September 30, 2021
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$584,533	41%	$547,495	39%	$529,331	37%	$521,785	37%	$498,585	34%
SBA Paycheck Protection Program loans	11,724	1%	32,948	2%	66,680	5%	122,729	9%	211,449	14%
CRE owner occupied loans	231,404	16%	241,575	17%	230,350	17%	220,367	15%	206,756	14%
CRE nonowner occupied loans	418,845	30%	416,285	30%	397,212	29%	402,879	28%	405,666	28%
Construction loans	118,452	8%	131,850	9%	126,679	9%	121,104	8%	106,020	7%
Consumer loans	50,281	4%	43,852	3%	36,516	3%	36,565	3%	37,044	3%
Subtotal	1,415,239		1,414,005		1,386,768		1,425,429		1,465,520
Unearned loan fees, net	(7,973)		(8,296)		(9,381)		(11,543)		(14,863)
Total portfolio loans	$1,407,266		$1,405,709		$1,377,387		$1,413,886		$1,450,657

Composition of Deposits
	September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021		September 30, 2021
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$861,378	35%	$830,156	35%	$812,545	35%	$887,824	37%	$868,810	38%
Interest-bearing demand	757,422	31%	666,283	29%	674,393	29%	692,683	29%	644,035	28%
Savings deposits	344,975	14%	349,208	15%	351,681	15%	348,164	14%	330,465	14%
Money market deposits	309,690	13%	319,843	14%	329,261	14%	314,996	13%	278,529	12%
Time deposits	165,870	7%	169,900	7%	175,186	7%	177,964	7%	174,702	8%
Total deposits	$2,439,335		$2,335,390		$2,343,066		$2,421,631		$2,296,541

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	September 30,	June 30,	September 30,
	2022	2022	2021
Nonaccrual loans	$7,092	$8,001	$12,493
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	7,092	8,001	12,493
Nonperforming loans guaranteed by government	(619)	(683)	(1,017)
Net nonperforming loans	6,473	7,318	11,476
Other real estate owned	5,638	5,638	5,912
Repossessed assets	—	—	—
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$10,832	$11,677	$16,109
Nonperforming loans, net of government guarantees / portfolio loans	0.46%	0.52%	0.79%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.50%	0.57%	0.97%
Nonperforming assets, net of government guarantees / total assets	0.40%	0.45%	0.62%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.42%	0.47%	0.69%

Performing restructured loans	$3,033	$3,008	$2,382
Performing restructured loans guaranteed by government	(2,459)	(2,420)	(1,586)
Net performing restructured loans	$574	$588	$796
Nonperforming loans plus performing restructured loans, net of government
guarantees	$7,047	$7,906	$12,272
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.50%	0.56%	0.85%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	0.55%	0.61%	1.03%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	0.42%	0.47%	0.65%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	0.44%	0.49%	0.72%

Adversely classified loans, net of government guarantees	$7,550	$8,836	$17,360
Special mention loans, net of government guarantees	$5,879	$5,665	$15,151
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.29%	0.02%	0.03%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.31%	0.02%	0.04%

Allowance for credit losses / portfolio loans	0.85%	0.82%	0.95%
Allowance for credit losses / portfolio loans, net of government guarantees	0.93%	0.90%	1.16%
Allowance for credit losses / nonperforming loans, net of government
guarantees	185%	158%	120%

Gross loan charge-offs for the quarter	$48	$166	$—
Gross loan recoveries for the quarter	($1,396)	($120)	($39)
Net loan (recoveries) charge-offs for the quarter	($1,348)	$46	($39)
Net loan charge-offs (recoveries) year-to-date	($1,040)	$308	($19)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	(0.10)%	0.00%	—%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	(0.10)%	0.04%	0.00%

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
October 26, 2022
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at June 30, 2022	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at September 30, 2022
Commercial loans	$4,595	$20	($264)	($45)	$—	$—	$—	$4,306
Commercial real estate	3,003	275	(805)	—	—	—	—	2,473
Construction loans	109	—	—	—	—	—	—	109
Consumer loans	294	3	(90)	(3)	—	—	—	204
Non-performing loans guaranteed by government	(683)	—	64	—	—	—	—	(619)
Total non-performing loans	7,318	298	(1,095)	(48)	—	—	—	6,473
Other real estate owned	5,638	—	—	—	—	—	—	5,638
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$11,677	$298	($1,095)	($48)	$—	$—	$—	$10,832

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Charge-offs:
Architectural services	$20	$—	$—	$—	$—
Land subdivision	—	166	—	—	—
Assisted living facility	—	—	19	—	—
Restaurants	25	—	—	—	—
Consumer	3	—	—	—	—
Aircraft parts and auxiliary equipment manufacturing	—	—	—	185	—
Amusement and recreational activities	—	—	—	9	—
Scenic and sightseeing transportation	—	—	—	416	—
Site preparation contractors	—	—	276	224	—
Specialized freight trucking, long-distance	—	—	—	345	—
Total charge-offs	$48	$166	$295	$1,179	$—

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
October 26, 2022
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2022		June 30, 2022		September 30, 2021
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$324,280	2.29%	$382,015	0.79%	$390,004	0.15%
Portfolio investments	678,609	1.98%	589,553	1.59%	389,631	1.20%
Loans held for sale	53,769	4.88%	59,677	4.16%	99,716	2.92%
Portfolio loans	1,414,982	6.05%	1,398,149	5.52%	1,469,072	5.19%
Total interest-earning assets	2,471,640	4.47%	2,429,394	3.83%	2,348,423	3.62%
Nonearning assets	174,182		172,655		170,317
Total assets	$2,645,822		$2,602,049		$2,518,740

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$1,517,033	0.28%	$1,513,957	0.16%	$1,380,461	0.19%
Borrowings	24,573	2.92%	24,675	2.92%	24,962	2.89%
Total interest-bearing liabilities	1,541,606	0.32%	1,538,632	0.20%	1,405,423	0.24%

Noninterest-bearing demand deposits	846,764		808,186		826,941
Other liabilities	36,446		31,064		42,923
Shareholders’ equity	221,006		224,167		243,453
Total liabilities and shareholders’ equity	$2,645,822		$2,602,049		$2,518,740
Net spread		4.15%		3.63%		3.38%
NIM		4.22%		3.67%		3.45%
NIMTE*		4.27%		3.70%		3.47%
Cost of funds		0.21%		0.13%		0.15%
Average portfolio loans to average
interest-earning assets	57.25%		57.55%		62.56%
Average portfolio loans to average total deposits	59.86%		60.21%		66.55%
Average non-interest deposits to average
total deposits	35.82%		34.80%		37.46%
Average interest-earning assets to average
interest-bearing liabilities	160.33%		157.89%		167.10%

The components of the change in NIMTE* are detailed in the table below:

	3Q22 vs. 2Q22	3Q22 vs. 3Q21
Nonaccrual interest adjustments	0.05%	0.12%
Impact of SBA Paycheck Protection Program loans	(0.09)%	(0.18)%
Interest rates and loan fees, all other loans	0.57%	0.75%
Volume and mix of other interest-earning assets and liabilities	0.04%	0.11%
Change in NIMTE*	0.57%	0.80%

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
October 26, 2022
18 of 21

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	September 30, 2022		September 30, 2021
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$414,159	0.93%	$240,635	0.14%
Portfolio investments	587,084	1.64%	347,888	1.31%
Loans held for sale	55,363	4.05%	108,455	2.79%
Portfolio loans	1,397,789	5.62%	1,501,139	5.01%
Total interest-earning assets	2,454,395	3.88%	2,198,117	3.80%
Nonearning assets	167,835		171,350
Total assets	$2,622,230		$2,369,467

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$1,518,997	0.20%	$1,301,825	0.26%
Borrowings	24,674	2.91%	25,031	2.75%
Total interest-bearing liabilities	1,543,671	0.24%	1,326,856	0.30%

Noninterest-bearing demand deposits	816,741		761,070
Other liabilities	34,451		44,273
Shareholders’ equity	227,367		237,268
Total liabilities and shareholders’ equity	$2,622,230		$2,369,467
Net spread		3.64%		3.50%
NIM		3.69%		3.60%
NIMTE*		3.73%		3.62%
Cost of funds		0.16%		0.19%
Average portfolio loans to average interest-earning assets	56.95%		68.29%
Average portfolio loans to average total deposits	59.84%		72.77%
Average non-interest deposits to average total deposits	34.97%		36.89%
Average interest-earning assets to average interest-bearing liabilities	159.00%		165.66%

The components of the change in NIMTE* are detailed in the table below:

YTD22 vs.YTD21
Nonaccrual interest adjustments	0.07%
Impact of SBA Paycheck Protection Program loans	(0.01)%
Interest rates and loan fees	0.26%
Volume and mix of interest-earning assets and liabilities	(0.21)%
Change in NIMTE*	0.11%

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
October 26, 2022
19 of 21

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	September 30, 2022	June 30, 2022	September 30, 2021
Book value per share	$37.09	$37.90	$39.25
Tangible book value per share*	$34.27	$35.08	$36.66
Total shareholders’ equity/total assets	7.75%	8.24%	9.29%
Tangible Common Equity/Tangible Assets*	7.21%	7.68%	8.73%
Tier 1 Capital / Risk Adjusted Assets	12.98%	12.74%	14.17%
Total Capital / Risk Adjusted Assets	13.75%	13.45%	15.00%
Tier 1 Capital / Average Assets	8.97%	8.84%	9.48%
Shares outstanding	5,681,089	5,681,089	6,177,300
Total unrealized loss on AFS debt securities, net of income taxes	($32,448)	($19,911)	($272)
Total unrealized gain (loss) on derivatives and hedging activities, net of income taxes	$1,060	$571	($644)

Profitability Ratios
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
For the quarter:
NIM	4.22%	3.67%	3.18%	3.52%	3.45%
NIMTE*	4.27%	3.70%	3.20%	3.54%	3.47%
Efficiency ratio	63.69%	77.39%	70.02%	73.48%	68.07%
Return on average assets	1.52%	0.74%	1.12%	1.23%	1.40%
Return on average equity	18.18%	8.58%	12.36%	13.14%	14.47%

	September 30, 2022	September 30, 2021
Year-to-date:
NIM	3.69%	3.60%
NIMTE*	3.73%	3.62%
Efficiency ratio	70.02%	65.00%
Return on average assets	1.13%	1.66%
Return on average equity	13.02%	16.57%

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
October 26, 2022
20 of 21

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2022 and 2021. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Net interest income	$26,311	$22,212	$19,304	$21,710	$20,432
Divided by average interest-bearing assets	2,471,640	2,429,394	2,462,046	2,446,716	2,348,423
Net interest margin (“NIM”)[2]	4.22%	3.67%	3.18%	3.52%	3.45%

Net interest income	$26,311	$22,212	$19,304	$21,710	$20,432
Plus: reduction in tax expense related to
tax-exempt interest income	284	193	137	131	126
	$26,595	$22,405	$19,441	$21,841	$20,558
Divided by average interest-bearing assets	2,471,640	2,429,394	2,462,046	2,446,716	2,348,423
NIMTE[2]	4.27%	3.70%	3.20%	3.54%	3.47%

	Year-to-date
	September 30, 2022	September 30, 2021
Net interest income	$67,827	$59,117
Divided by average interest-bearing assets	2,454,395	2,198,117
Net interest margin (“NIM”)[3]	3.69%	3.60%

Net interest income	$67,827	$59,117
Plus: reduction in tax expense related to
tax-exempt interest income	614	358
	$68,441	$59,475
Divided by average interest-bearing assets	2,454,395	2,198,117
NIMTE[3]	3.73%	3.62%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2022 and 2021, respectively.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2022 and 2021, respectively.

Northrim BanCorp Earns $10.1 Million, or $1.76 per Diluted Share in 3Q22
October 26, 2022
21 of 21

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Total shareholders’ equity	$210,699	$215,289	$225,832	$237,817	$242,474
Divided by shares outstanding	5,681	5,681	5,882	6,015	6,177
Book value per share	$37.09	$37.90	$38.39	$39.54	$39.25

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Total shareholders’ equity	$210,699	$215,289	$225,832	$237,817	$242,474
Less: goodwill and intangible assets	15,990	15,997	16,003	16,009	16,019
	$194,709	$199,292	$209,829	$221,808	$226,455
Divided by shares outstanding	5,681	5,681	5,882	6,015	6,177
Tangible book value per share	$34.27	$35.08	$35.67	$36.88	$36.66

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets.

Northrim BanCorp, Inc.	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Total shareholders’ equity	$210,699	$215,289	$225,832	$237,817	$242,474
Total assets	2,717,514	2,611,154	2,626,160	2,724,719	2,609,946
Total shareholders’ equity to total assets	7.75%	8.24%	8.60%	8.73%	9.29%

Northrim BanCorp, Inc.	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total shareholders’ equity	$210,699	$215,289	$225,832	$237,817	$242,474
Less: goodwill and other intangible assets, net	15,990	15,997	16,003	16,009	16,019
Tangible common shareholders’ equity	$194,709	$199,292	$209,829	$221,808	$226,455

Total assets	$2,717,514	$2,611,154	$2,626,160	$2,724,719	$2,609,946
Less: goodwill and other intangible assets, net	15,990	15,997	16,003	16,009	16,019
Tangible assets	$2,701,524	$2,595,157	$2,610,157	$2,708,710	$2,593,927
Tangible common equity ratio	7.21%	7.68%	8.04%	8.19%	8.73%

Note Transmitted on GlobeNewswire on October 26, 2022, at 12:15 pm Alaska Standard Time.